Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS JULY TRAFFIC

DALLAS, TEXAS – August 5, 2011 – Southwest Airlines Co. (NYSE: LUV) today reported July 2011 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.   See the accompanying tables for combined results.
           The Company flew 10.0 billion revenue passenger miles (RPMs) in July 2011, compared to 9.5 billion combined RPMs flown in July 2010, an increase of 5.9 percent.  Available seat miles (ASMs) increased 6.6 percent to 11.8 billion from the July 2010 combined level of 11.1 billion.  The load factor for July 2011 was 85.1 percent, compared to the combined load factor of 85.6 percent in July 2010.
For July 2011, passenger revenue per ASM (PRASM) is estimated to have increased approximately one percent as compared to July 2010’s combined PRASM.
For the first seven months of 2011, the Company flew 61.4 billion combined RPMs, compared to 56.4 billion combined RPMs flown for the same period in 2010, an increase of 8.8 percent.  The combined year-to-date ASMs increased 6.5 percent to 75.7 billion in 2011, compared to the combined level of 71.1 billion for the same period in 2010.  The combined year-to-date load factor was 81.1 percent, compared to the combined load factor of 79.4 percent for the same period in 2010.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE COMBINED TRAFFIC STATISTICS

	JULY

	2011	2010	CHANGE
Revenue passengers carried	10,126,908	10,090,700	0.4%

Enplaned passengers	12,595,177	12,443,862	1.2%

Revenue passenger miles (000)	10,047,073	9,488,720	5.9%

Available seat miles (000)	11,811,291	11,082,165	6.6%

Load factor	85.1%	85.6%	(0.5)	pts.

Average length of haul	992	940	5.5%

Trips flown	125,428	121,593	3.2%

	YEAR-TO-DATE

	2011	2010	CHANGE
Revenue passengers carried	64,534,316	62,399,279	3.4%

Enplaned passengers	79,348,661	75,742,122	4.8%

Revenue passenger miles (000)	61,408,766	56,434,448	8.8%

Available seat miles (000)	75,713,842	71,097,179	6.5%

Load factor	81.1%	79.4%	1.7	pts.

Average length of haul	952	904	5.3%

Trips flown	821,686	795,735	3.3%

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